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                                                          Exhibit 10.1

                               September 15, 1999

Rick Inatome

Dear Rick:

         It is with great pleasure that the Board of Directors of ZapMe! Corporation extends an offer to you to join us as Chief Executive Officer of the Company commencing September 15, 1999. This letter will confirm the details of your employment offer.

         As Chief Executive Officer, an exempt position, you will receive a monthly salary of $20,000.00 which will be paid semi-monthly in accordance with the Company's normal payroll procedures. You also will be entitled to participate in an Employee Bonus Program. The Employee Bonus Program is designed to reward you based on the Company achieving certain annual operating and financial goals. These goals will be determined by the Board of Directors and communicated to you within 60 days of your employment start date. You will be eligible to receive a target Employee Bonus of $240,000 provided that you are a full-time employee of the Company on your first anniversary. The actual bonus you may earn will depend upon the attainment of the performance objectives outlined in the bonus agreement. The Employee Bonus is paid on or about 30 days from the first year anniversary of your start date.

         In addition within 6 months from the completion of the Company's Initial Public Offering ("IPO"), the Board agrees to review your compensation package and to consider adjusting your level of compensation to a level competitive with Chief Executive Officers of other companies that are similar to the Company in business and stage of development.

         As a Company employee, you are also eligible to receive certain employee benefits, including medical and dental insurance benefits, which will be available to you on the first day of the month following your first 60 days of employment. Both a PPO and HMO are available, and the Company currently pays 90% of the cost of either plan you choose. The Company will also make available to you to $50,000 company paid term life insurance coverage. In addition, the Company shall have in place, within sixty (60) days after the date of this letter, a long-term disability insurance policy for executive level employees. In connection with the IPO, the Company is also evaluating a restructuring of executive benefits, and you will be entitled to participate in any executive benefits program the Company adopts.

         Given your relocation to the Bay Area from Michigan, the company will provide a comprehensive executive relocation plan for you. This plan will reimburse you for all reasonably incurred direct relocation expenses, such as fees for moving your and your family's personal effects, travel for you and your family, temporary housing, and the like (but excluding adjustments for differences is housing values between the Bay Area and Michigan and realtor fees in connection with selling your home in Michigan), and will be adjusted and grossed up in a manner that you will be tax neutral.

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         The Company will reimburse you for all reasonable expenses paid by you that are incurred in the ordinary course of conducting Company business. The Company will also reimburse you for reasonable travel and lodging expenses you incur prior to relocating to the Bay Area during your first year of employment.

         You will be entitled to vacation time in accordance with the Company's policy, which is that you will receive three weeks vacation per year for your first ten years of employment and four weeks per year thereafter. The Company expects that you will use vacation days in the year earned.

         In addition, the Board will approve the sale of 1,000,000 shares of the Company's Common Stock (the "Restricted Stock") to you under a Restricted Stock Purchase Agreement (the "Agreement"), the form of which is enclosed. The per share purchase price of the Restricted Stock will be five dollars ($5.00). The Agreement will also provide that the Company shall have the right to repurchase the Restricted Stock at any time that you cease to be a full-time employee of the Company, at the initial purchase price of the Restricted Stock. This repurchase right will lapse as to 25% of the Restricted Stock on your first anniversary of full-time employment, and as to 1/48 of the Restricted Stock each full month thereafter that you remain a full-time employee of the Company, subject to potential acceleration as provided in the following two paragraphs.

         If there is a "Change of Control" before the date that your full-time employment with the Company ends, then the repurchase right on the Restricted Stock will immediately lapse. A "Change of Control" means (a) the sale or other disposition of all or substantially all of the Company's assets to any "person" (as such term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended), entity or group of persons acting in concert; or (b) a merger or consolidation of the Company with any other corporation, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its controlling entity) at least 51% of the total voting power represented by the voting securities of the Company or such surviving entity (or its controlling entity) outstanding immediately after such merger or consolidation.

         If the Company terminates your employment without your consent before September 15, 2000 and after a "Trigger Event," then the repurchase right on a fraction of the Restricted Stock will lapse, provided that your employment was terminated for a reason other than "cause" (as defined below), death or "disability" (as defined in section 22(e)(3) of the Internal Revenue
Code). The fraction will equal the number of whole months that you work full-time with the Company prior to your termination of employment, divided by 48. For example, if you terminate employment on February 15, 2000 in a qualifying termination, the repurchase right would lapse as to 12.5% of the Restricted Stock (calculated as six full months of employment, divided by 48, equals 12.5%). A "Trigger Event" means (a) the acquisition by a "person" (as such term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended), entity, or group of persons acting in concert, of more than thirty percent (30%) of the shares of the Company's outstanding stock (but excluding acquisitions or ownership by Lance Mortensen, Michael Arnouse and their respective affiliates); or (b) the sale or other disposition of more than 25% of Lance Mortensen's shares of Common Stock (based on his ownership as of this date, but

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adjusted for any stock dividends or similar changes in the shares), other than to a living trust of which Mr. Mortensen serves as the sole trustee or co-trustee with his spouse, an irrevocable trust for the benefit of him, his spouse or one or more persons who are his descendants, his siblings, or the descendants of a sibling, a family limited partnership, limited liability company or other entity established for estate planning purposes and controlled by Mr. Mortensen and/or his spouse.

         The Restricted Stock grant shall further be subject to such restrictions and limitations as are provided in the enclosed Agreement. The Company will provide to you a loan sufficient to purchase the Restricted Stock that will be evidenced by a promissory note and security agreement signed by you covering the Restricted Stock. The forms of note and security agreement to be used for this purpose are enclosed as exhibits to the Agreement.

         Also, if the Company terminates your employment without your consent and for a reason other than "cause", death or "disability" (as defined above), then the Company will continue to pay you your then current base salary for a period of one year, provided that for the entire one year period you do not directly or indirectly, (1) engage, participate or invest in any business activity anywhere in the world which develops, manufactures or markets products or performs services which are competitive with the products or services of the Company at the time of the your termination, or products or services which the Company has under development or which are the subject of active planning at the time of your termination, (2) hire or attempt to employ, recruit or otherwise influence any person to leave employment with the Company, and (3) solicit business from any of the Company's customers and users, resellers or distributors on behalf of any business which competes with the Company. However, you may own as a passive investor, publicly-traded securities of any corporation which competes with the business of the Company so long as such securities do not, in the aggregate, constitute more than 1% of any class of outstanding securities of such corporations. For purposes of this paragraph, "cause" means (1) any act of personal dishonesty taken by you in connection with your responsibilities as an employee and intended to result in your personal enrichment (or that of your associates) at the expense of the Company or its stockholders, (2) any conviction (or plea of no contest) of a felony or an act of fraud, (3) continued violations of your employment-related obligations which are willful and deliberate after there has been delivered to you a written demand from the Board regarding such activities and you have had a reasonable opportunity to correct the violations, or (4) willful refusal to carry out legally permissible instructions from the Board after you have been given written notice of a failure to carry out such instructions and a reasonable opportunity to correct the situation.

         If the Company terminates your employment without your consent before the Company's Common Stock is registered under the 1934 Act and for a reason other than "cause" (as defined above), death or "disability" (as defined above), then you will have a "put" right on the Restricted Stock, whereby the Company must purchase back your Restricted Stock within 60 days after your involuntary termination for an amount equal to the per share price that you paid for the Stock.

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         As a Company employee, you will be expected to abide by the
Company's rules and regulations, including the Company's Employee Handbook, and to sign and comply with the Confidential Information, Invention Assignment and Terms of Employment Agreement (a copy of which is enclosed herewith) that prohibits unauthorized use or disclosure of the Company's proprietary information. You must execute and return the Confidential Information, Invention Assignment and Terms of Employment Agreement prior to your commencing employment with the Company.

         For purposes of federal immigration law, you will be required to provide the Company with documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

         You should be aware that your employment with ZapMe! constitutes at will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause or advance notice. This at will employment relationship may not be changed except in a writing signed by an authorized member of the Board. This at-will employment relationship will not affect your right to potential severance pay, accelerated vesting or other benefits under this Agreement or any other plan or agreement of the Company.

         Of course, the terms of this offer may not be modified or amended except by a written agreement executed by you and an authorized member of the Board, and shall, together with such other written agreements you and the Company may enter in connection with your employment, constitute the entire agreement between you and the Company relating to the terms of your employment, and supersedes and any other employment agreements or promises made to you by anyone whether oral or written.

         Rick, we hope that you will view our offer in a most positive light. We have tried to work very closely with you to structure an opportunity and a financial arrangement that meets your needs and gives you an incentive for exceptional performance. As you know, this offer needs ratification by the Board, which will meet within the next two weeks. If you agree with the terms contained in this letter, please notify me by the end of the day of September 17, 1999.

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         We look forward to your positive response and would appreciate your signing a copy of our offer letter as acknowledgement of your acceptance of the terms of this offer. Once you have returned this signed acceptance, we will proceed to effect a smooth transition and to make appropriate announcements within our company and to external audiences. We sincerely hope you will join us in the very near future.

         Very truly yours,

         Lance Mortensen
         Chief Executive Officer and
         Chairman of the Board

Accepted:

By:__________________________               Date:  September __, 1999
         Rick Inatome